EXHIBIT 16.2

May 5, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:   File No. 0-23512

We have read the Company's statements included pursuant to Item 4 in Amendment No. 1 to its Current Report on Form 8-K\A signed May 5, 2004. At the request of the Company, we hereby state that we agree with the statements included in Item 4 of the Form 8-K/A that relate to our firm.

Very truly yours,


/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP